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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

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                                               SEC FILE NUMBER
                                               0-21022
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                                               CUSIP NUMBER
                                               819319 50 0
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(CHECK ONE): [x] Form 10-K    [ ] Form 11-K    [ ] Form 20-F
             [ ] Form 10-Q    [ ] Form N-SAR

For Period Ended:          December 31, 2000
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[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended:
                                 -----------------------------


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

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Full Name of Registrant:  Shaman Pharmaceuticals, Inc.

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Former name if applicable:  Not Applicable

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Address of Principal Executive Office
(Street and Number):  213 East Grand Avenue

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City, State and Zip Code:  South San Francisco, CA  94080

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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)



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[x]     (a)     The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[x]     (b)     The subject annual report, semi-annual report, transition
report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[x]     (c)     The accountant's statement or other exhibit required by
Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period.

Shaman Pharmaceuticals, Inc. (the "Registrant") is unable to timely file its Annual Report on Form 10-K for the year ended December 31, 2000, without unreasonable effort or expense. The delay is principally because of the Registrant's Chapter 11 Bankruptcy filing and substantial management focus on reorganization efforts resulting in reduced company resources. Due to the lack of personnel of the Registrant to compile financial information for the audit, BDO Seidman, LLP, the independent auditors of the Registrant, has not yet completed the audit of the financial statements of the Registrant for the year ended December 31, 2000 and cannot furnish the required opinion on such financial statements until it has completed its audit.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

         Lisa A. Conte                               (650) 266-7466
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            (Name)                             (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 of 15(d) of the Securities exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such report(s)) been filed? If the answer is no, identify report(s). [x] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ]Yes [x] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                          Shaman Pharmaceuticals, Inc.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:    March 30, 2001
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By:      /s/ Lisa A. Conte
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         Lisa A. Conte
         President, Chief Executive Officer and
         Chief Financial Officer of Registrant








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